Exhibit 99.1

          Pope Resources Announces Reduced Harvest for 2008


    POULSBO, Wash.--(BUSINESS WIRE)--Dec. 12, 2007--Pope Resources (Nasdaq:POPEZ) announced today its plan to reduce 2008 timber harvest volume by 33% from its long-term sustainable level. This reduction in harvest volume is planned in response to expected soft prices for logs in the coming year as the slowdown in housing starts has curtailed demand for solid wood products. Rather than absorb materially lower log prices on comparable year-to-year volumes, the Partnership is opting instead to allow timber that otherwise would have been harvested in 2008 to continue to grow. The Partnership's expectation is that when the Partnership ultimately harvests this deferred volume, unitholders will benefit, from a discounted cash flow perspective, through both biological growth and improved price realization by waiting to harvest that timber when markets recover.

    About Pope Resources

    Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage over 430,000 acres of timberland and development property in Washington and Oregon. In addition, we provide forestry consulting and timberland management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

    CONTACT: Pope Resources
             Tom Ringo, VP & CFO, 360-697-6626
             Fax 360-697-1156